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                                                                    EXHIBIT 12.1

SWEETHEART HOLDINGS INC.
RATIO OF EARNINGS TO FIXED CHARGES
DOLLARS IN THOUSANDS


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                                                                 FISCAL                                THIRTEEN WEEKS ENDED
                                          -----------------------------------------------------   ------------------------------
                                            1998        1999        2000       2001       2002    DEC. 30, 2001    DEC. 29, 2002
                                            -----      ------      ------     ------     ------   -------------    -------------
(Loss) income before tax, minority
interest and change in accounting  ...   $(59,265)   $(15,613)    $24,432    $27,804    $(5,005)     $ 5,968          $ 2,403
Add back: Fixed Charges ..............     65,689      67,113      64,730     59,152     59,310       14,294           13,979
                                            -----      ------      ------     ------     ------       ------           ------
a) Earnings ..........................   $  6,424    $ 51,500     $89,162    $86,956    $54,305      $20,262          $16,382
                                            -----      ------      ------     ------     ------       ------           ------

Interest expense, net ................   $ 58,656    $ 58,413     $52,608    $38,919    $37,079      $ 9,186          $ 9,464
Loss on debt extinguishment ..........       --          --           522       --        1,798         --               --
Cash dividend payments ...............       --          --          --         --         --
1/3 of operating lease payments ......      7,033       8,700      11,600     20,233     20,433        5,108            4,515
                                            -----      ------      ------     ------     ------       ------           ------
b) Fixed Charges .....................   $ 65,689    $ 67,113     $64,730    $59,152    $59,310      $14,294          $13,979
                                            -----      ------      ------     ------     ------       ------           ------


Ratio (a/b) ..........................       0.10        0.77        1.38       1.47       0.92         1.42             1.17
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